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                                                                      EXHIBIT 5


                               September 17, 1997



FPA Medical Management, Inc.
3636 Nobel Drive, Second Floor
San Diego, CA 92122

        Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

        FPA Medical Management, Inc., a Delaware corporation (the "Company"), has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of a maximum of 6,388,889 shares of the Company's common stock, par value $.002 per share (the "Common Stock") The Common Stock is issuable upon the effectiveness of the merger (the "Merger") of a wholly-owned subsidiary of the Company with and into Health Partners, Inc., a Delaware corporation ("HPI"), pursuant to the terms of that certain Agreement and Plan of Merger dated July 1, 1997 by and among the Company, HPI and a wholly owned subsidiary of the Company (the "Merger Agreement").

        Based upon the foregoing, it is our opinion that the shares of Common Stock which are the subject of the Registration Statement, when issued and sold in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                                Very truly yours,


                                    /s/ Pillsbury Madison & Sutro LLP